Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:    Phillip G. Creek
    Senior Vice President, Chief Financial Officer
    M/I Homes, Inc.
    (614) 418-8011

M/I Homes Reports Homes Delivered, New Contracts and Backlog

Columbus, Ohio (December 13, 2005) - M/I Homes, Inc. (NYSE:MHO) announced homes delivered and new contracts for October and November 2005 along with backlog as of November 30, 2005. Homes delivered increased 20% to 919 from 765 in the 2004 two-month period. New contracts decreased 16% to 584 from 693 when compared to the corresponding 2004 period. Backlog units as of November 30, 2005 were 3,187 - a 10% increase over the 2,894 at November 30, 2004.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “While we expected and are pleased by our increase in homes delivered, we are disappointed in our new contract activity for the two-month period. The housing slowdown throughout much of the Midwest has been well documented and we continue to experience significant weakness in our three Midwest markets with our new contracts down 58% when compared to last year’s period. On the other hand, our business is strong outside the Midwest where new contracts for the two-month period increased 47% in our Florida markets and 34% in our North Carolina and D.C. markets. Backlog continues to be solid with a 10% increase in units over 2004.”

The Company has announced this information in preparation for certain meetings that will be held later this week.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold more than 65,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes, Showcase Homes and Shamrock Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and West Palm Beach, Florida; Charlotte and Raleigh, North Carolina; Delaware; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this Press Release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,”“anticipates,”“targets,”“goals,”“projects,”“intends,”“plans,”“believes,”“seeks,”“estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the Risk Factors section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. All forward-looking statements made in this Press Release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this Press Release will increase with the passage of time. The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.